BENEFICIAL OWNER ELECTION FORM

To:
Name of Registered Holder of Common Shares

Address

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the rights offering to subscribe for common shares of beneficial interest, no par value (“Common Shares”), of Pittsburgh & West Virginia Railroad.

This will instruct you whether to exercise rights (“Rights”) to purchase Common Shares distributed with respect to Common Shares held by you for the account of the undersigned, with one Right entitling you to subscribe for one (1) Common Share at the subscription price (the “Subscription Price”) of $9.00 pursuant to the terms and subject to the conditions set forth in the prospectus, dated February [   ], 2011.

1.	☐	Please do NOT EXERCISE Rights for Common Shares.

2.	☐	Please EXERCISE Rights for Common Shares as set forth below:

2.	☐	Please EXERCISE Rights for Common Shares as follows:	________________ x $9.00 = $_______
# of Common Shares

3.	☐	Payment in the amount of $____________ is enclosed.

4.	☐	Please deduct $___________ from the following account maintained by you as follows:

Type of Account	Account Number

Date and sign Here:

Date	Signature(s)
Please Type or Print Name(s) Below: